Trian Acquisition I Corp. Announces Liquidation

New York, December 18, 2009 -- Trian Acquisition I Corp. (NYSE Amex: TUX) (the “Company”) announced that its Board of Directors has approved a plan of distribution.  The Company expects that liquidating distributions will commence as soon as practicable following January 23, 2010.  The Company also expects that its warrants will cease trading on the NYSE Amex after the close of business on December 17, 2009 and that its shares and units will cease trading on the NYSE Amex after the close of business on January 22, 2010.

The Company is a special purpose acquisition company formed in October 2007 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more domestic or international operating businesses or assets, within a prescribed time frame required by its amended and restated certificate of incorporation and the terms of its January 2008 initial public offering.

The Company has evaluated numerous potential business combination opportunities since its initial public offering. Ultimately, the Company was not able to consummate a transaction that met its disciplined investment criteria.  Therefore, the Board of Directors of the Company has concluded that it is in the best interest of its stockholders to liquidate and return proceeds in the trust account to stockholders.

The Company will liquidate the amounts held in its trust account, which consist of proceeds from the Company’s initial public offering and private placement of warrants, together with the deferred portion of the underwriters’ discount and commission and interest (net of applicable taxes and amounts withdrawn from the trust account to cover working capital expenses).  Payable upon presentation, liquidating distributions will be made to holders of shares of the Company’s common stock issued in its initial public offering.  Stockholders whose stock is held in “street name” through a broker will automatically receive payment through the Depository Trust Company.  As of December 17, 2009, the balance in the trust account (net of expected payments of expenses) was approximately $909 million, or approximately $9.88 per share of common stock issued in the Company’s initial public offering.  The Company may incur additional expenses prior to the distribution date that may reduce the per share value of the trust account.  No payments will be made with respect to any of the Company’s outstanding warrants or shares of common stock that were acquired prior to the Company’s initial public offering.

The Company will file with the Securities and Exchange Commission a Certification and Notice of Termination of Registration on Form 15 for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended, and the Company will delist its shares, warrants and units from the NYSE Amex.  As a result, the Company will no longer be a public reporting company.

Questions regarding the Company’s liquidation should be directed to Shareholder Services at American Stock Transfer & Trust Company at (800) 937-5449.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.